UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2009

SeaBright Insurance Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34204	56-2393241
(State or other jurisdiction of incorporation or organization	(Commission File Number)	(IRS Employer Identification No.)

1501th Avenue, Suite 2600
Seattle, Washington  98101
(Address of Principal executive offices, including  Zip Code)

206-269-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 3, 2009, the Compensation Committee of SeaBright Insurance Holdings, Inc. (the “Company”) approved an employment agreement between the Company’s subsidiary SeaBright Insurance Company and M. Philip Romney. Mr. Romney has been employed as the Company’s and SeaBright Insurance Company’s vice president-finance, principal accounting officer and assistant secretary since October 31, 2004 and continues to serve in that position. The employment agreement incorporates, unchanged, Mr. Romney’s current annual base salary of $200,900 ($180,810 after giving effect to the 10% base salary reduction on May 16, 2009), incentive bonus target percentage of 40% and participation in the Company’s benefit plans. Under the employment agreement, if SeaBright Insurance Company terminates Mr. Romney’s employment without cause, as defined in that agreement, he will be entitled to receive his base salary payable in regular installments from the date of termination for a period of 12 months thereafter, or until Mr. Romney obtains other employment, whichever first occurs, if and only if Mr. Romney executes a general release releasing SeaBright Insurance Company from all liabilities arising out of or connected with his employment with, or his separation or termination from, SeaBright Insurance Company. Mr. Romney’s employment agreement provides that he will be restricted from soliciting the Company’s or its affiliates’ employees, customers, suppliers or other business relations for a period of 12 months following the date of his termination. A copy of the employment agreement with Mr. Romney is attached hereto as Exhibit 10.1 and incorporated by reference herein.
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Item 9.01  Financial Statements and Exhibits

(d)   Exhibits

Exhibit No.	Description
10.1	Employment Agreement with M. Philip Romney, dated November 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEABRIGHT INSURANCE HOLDINGS, INC.

	By:	/s/ John G. Pasqualetto
John G. Pasqualetto
Chairman, President and Chief Executive Officer
November 6, 2009